Exhibit 99.1

Franklin Bank Corp. Releases Preliminary First Quarter 2007 Earnings

•	Franklin announces preliminary earnings of approximately $6.2 million or $.26 per diluted share for the first quarter 2007.
•	Franklin reaffirms 2007 guidance.

HOUSTON, April 19 /PRNewswire-First Call/ --  Franklin Bank Corp. (NASDAQ:  FBTX) (AMEX:FBK-P) (Franklin or Company), the parent company of Franklin Bank, S.S.B., today announces preliminary earnings for the first quarter 2007 of approximately $6.2 million or $.26 per diluted share. This is in-line with the Company’s guidance for the first quarter 2007.  In addition, Franklin reaffirms its 2007 annual earnings guidance of $1.34 to $1.44 per diluted share.

Anthony J. Nocella, President and CEO, states, “Because of misinformation that may be negatively affecting our stock price, we are pre-releasing earnings in order to address these concerns.”

Franklin plans to issue the full earnings press release on April 26th after market close.  A conference call to discuss the financial results will be held on Friday, April 27, 2007, at 10:00 a.m. CT and will be hosted by Anthony J. Nocella, President and CEO.

The telephone number for the conference call is 1-800-310-7032. Participants calling from outside the United States may dial 1-719- 457-2694.  The passcode “9781814” is required to access the call. Please call in 10 minutes before the call to avoid being unable to enter the call on time.

A recording of the conference call will be available after 2 p.m. CT on Friday, April 27, 2007 through midnight on May 11, 2007. The recorded message will be available at 1-888-203-1112 . Participants calling from outside the United States may dial 1-719-457-0820. The passcode “9781814” is required to access the replay of the call.

Corporate Overview

Franklin Bank Corp., headquartered in Houston, Texas, was formed in April 2002.   Franklin’s common stock initiated trading on the NASDAQ in December 2003 under the ticker symbol FBTX. In May 2006, Franklin raised additional capital through a Preferred Stock offering that is now trading on the AMEX under the ticker symbol FBK-P.

Forward-Looking Information

This announcement includes forward-looking statements. These forward-looking statements include comments with respect to the Company’s goals, objectives, expectations, and strategies and the results of the Company’s operations and business. However, by their nature, these forward-looking statements involve numerous assumptions, uncertainties and opportunities, both general and specific. The risk exists that these statements may not be fulfilled.  Franklin does not undertake, and hereby disclaims, except as required by applicable law, any duty to update these forward-looking statements even though the situation and circumstances may change in the future. Readers are cautioned not to place undue reliance on these forward-looking statements as a number of factors could cause future Company results to differ materially from these statements.  These factors are discussed in more detail in Franklin Bank Corp.’s Annual Report on Form 10-K for the year ended December 31, 2006.

Contact:  Kris Dillon 713-339-8999